Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 333-107442, 333-85242, 333-73244, 333-47980 and 333-87791 on Form S-8 of Keynote Systems, Inc. of our report dated December 22, 2011 related to the financial statements of Mobile Complete, Inc. as of and for the years ended December 31, 2010 and 2009 (which expresses an unqualified opinion and explanatory notes regarding the acquisition and merger with Keynote Systems, Inc. and the restatement of prior balances), appearing in this Current Report on Form 8-K/A of Keynote Systems, Inc.

/s/ Frank, Rimerman + Co. LLP

San Jose, California
December 29, 2011